Exhibit 99.1
Bremerton, WA
June 20, 2007 WSB Financial Group, Inc. announces new Chief Lending Officer
WSB Financial Group, Inc., the parent company for Westsound Bank announced today that Charles Turner has been named as the Senior Vice President/Chief Lending Officer of Westsound Bank. Mr. Turner served as Chief Lending Officer at Mariner Bank from October 2002 until August 2006 when he joined Westsound Bank as the Olympic Peninsula Regional Manager. Mr. Turner possesses a degree in economics from the University of Washington and has extensive experience in banking including Commercial Lending with Viking Bank and Frontier Bank.
Westsound Bank and Mortgage is a wholly owned subsidiary of WSB Financial Group, Inc., operating 9 banking locations in Bremerton, Silverdale, Gig Harbor, Port Orchard, Poulsbo, Sequim, Federal Way, Port Townsend and Port Angeles. The company also operates a loan production office in Belfair. All locations are within the State of Washington. We are a publicly traded company, listed on the NASDAQ Global Market under the symbol WSFG.
For additional information, contact David K. Johnson, (360) 475-9374.
     This news release may contain “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,” “expect,” “will,” believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1)local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.